UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934
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AMERISERV FINANCIAL, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
AMERISERV FINANCIAL, INC.
P.O. BOX 430
JOHNSTOWN, PENNSYLVANIA 15907-0430
To Be Held April 28, 2009
Mailed to Security Holders March 23, 2009

AmeriServ Financial, Inc.
216 Franklin Street, P. O. Box 430
Johnstown, Pennsylvania 15907-0430
814-533-5158
March 23, 2009
Dear Fellow Shareholder:
     AmeriServ Financial, Inc.’s annual meeting of shareholders will be held on Tuesday, April 28, 2009, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996.
     The matters to be acted upon at the meeting are:
(a)	the election of five Class II directors;

(b)	the approval of an amendment to our Articles of Incorporation lowering the par value of our common stock from $2.50 to $0.01;

(c)	to ratify the appointment of S.R. Snodgrass AC as our independent public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2009, 2010 and 2011;

(d)	an advisory (non-binding) vote on executive compensation; and;

(e)	such other matters as may properly come before the AmeriServ Financial, Inc. annual meeting or any adjournment thereof.
     Please review the enclosed material and sign, date and return the proxy card or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.
     I look forward to seeing you at the annual meeting.
Respectfully yours,
Allan R. Dennison
President & Chief Executive Officer

AmeriServ Financial, Inc.
P. O. Box 430
Johnstown, Pennsylvania 15907-0430
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 23, 2009
To The Shareholders:
     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the annual meeting of shareholders of AmeriServ Financial, Inc. will be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996, on Tuesday April 28, 2009, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:
1.	Election of five Class II directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1);

2.	The approval of an amendment to our Articles of Incorporation lowering the par value of our common stock from $2.50 to $0.01 (Matter No. 2);

3.	The ratification of the appointment of S.R. Snodgrass AC as our independent public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2009, 2010 and 2011 (Matter No. 3);

4.	An advisory (non-binding) vote on executive compensation; and

5.	Such other business as may properly come before the meeting or any adjournment thereof.
     Only those shareholders of record at the close of business on March 9, 2009, shall be entitled to notice of and to vote at the meeting. A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy card and return it promptly in the envelope provided or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.
     This notice, the accompanying proxy statement and form of proxy are sent to you by order of the board of directors.
Sharon M. Callihan,
Corporate Secretary

Johnstown, Pennsylvania
March 23, 2009
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to
Be Held on April 28, 2009:
Our Proxy Statement on Schedule 14A, form of proxy card, 2008 Annual Report on Form 10-K and 2008 Annual Report are available at: https://www.proxyvote.com.

AMERISERV FINANCIAL, INC.
P.O. Box 430
Johnstown, Pennsylvania 15907-0430
PROXY STATEMENT
GENERAL
Introduction
     The board of directors of AmeriServ Financial, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on April 28, 2009, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2296. This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 23, 2009. Our annual report for the year ended December 31, 2008, accompanies this proxy statement. The annual report should not be regarded as proxy solicitation material. AmeriServ Financial, Inc. (which is sometimes referred to as “ASRV,” “the company,” “we,” “us” or “our”) is the holding company for AmeriServ Financial Bank doing business as AmeriServ Financial (the “Bank”) and AmeriServ Trust & Financial Services Company.
Solicitation of Proxies
     We will bear the cost of soliciting proxies. In addition to the use of the mail, some of our directors and officers may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. We may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and we may reimburse them for reasonable expenses they incur.
Voting Securities
     As of the close of business on the record date, March 9, 2009, there were outstanding ___shares of common stock, par value $2.50 per share. Holders of record of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of our common stock are entitled to cumulate their vote in the election of directors.
     The affirmative vote of a majority of the votes represented at the annual meeting is required to approve the amendment to our Articles of Incorporation lowering the par value of our common stock to $0.01 and to ratify the appointment of S.R. Snodgrass AC to audit ASRV’s financial statements for the fiscal year ending on December 31, 2009, 2010, and 2011.
     If you participate in our Dividend Reinvestment and Common Stock Purchase Plan, the proxy card included with this proxy statement represents the number of shares registered in your name and the number of shares, including fractional shares, credited to your Dividend Reinvestment and Common Stock Purchase Plan account.
     If you appropriately mark, sign and return the enclosed proxy card in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card, the shares represented by the proxy will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for ASRV’s board of directors, “FOR” the proposed amendment to our Articles of Incorporation, and “FOR” the ratification of the appointment of S.R. Snodgrass AC.

Right of Revocation
     You may revoke your proxy at any time before it has been exercised by filing with the Corporate Secretary of ASRV an instrument of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting, you may also revoke a previously granted proxy by voting in person at the meeting.
Quorum
     Under our bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of the annual meeting, but will be counted for purposes of determining the presence of a quorum.
Principal Shareholders
     The following table sets forth information regarding persons or entities that we believe own of record or beneficially, as of March 9, 2009, five percent or more of the outstanding shares of our common stock.

Amount of
Name and Address	Beneficial	Percent of
of Beneficial Owner	Ownership	Common Stock

Dimensional Fund Advisors Inc. (1) 1299 Ocean Avenue — 11th Floor Santa Monica, California 90401

Financial Stocks Capital Partners III L.P. (2) 441 Vine Street, Suite 5070 Cincinnati, Ohio 45202

Wellington Management Company, LLP (3) 75 State Street Boston, Massachusetts 02109

(1)	Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trust and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over ___shares of our common stock as of March 9, 2009. The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(2)	Financial Stocks Capital Partners III L.P. is a private equity partnership. The general partner is an affiliate of Financial Stocks, Inc., a registered investment advisor.

(3)	Wellington Management Company, LLP is a private partnership, which focuses exclusively on the business of investment management.

MATTER NO. 1
ELECTION OF ASRV DIRECTORS
General
     Under our Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by a resolution adopted by the shareholders at a meeting. The number of directors for 2009 has been set by the board at 17. The board has determined that all directors are independent, pursuant to the listing standards of The NASDAQ Global Market (“NASDAQ”), except Allan R. Dennison, the current President and CEO of the company, who is disqualified by reason of his current employment relationship with ASRV.
     Our board of directors, as provided in our Articles of Incorporation, is divided into three classes, each being as nearly equal in number as possible. The directors in each class serve a term of three years each and until their successors are elected and have qualified. Under our bylaws, a person who is elected to fill a vacancy on the board of directors will serve as a director for the remaining term of office of the class to which he or she was elected.
Nominees and Continuing Directors
     The board of directors has fixed the number of directors in Class II at five and has nominated J. Michael Adams, Jr., Margaret A. O’Malley, Mark E. Pasquerilla, Thomas C. Slater and Nedret Vidinli for election as Class II directors, each of whom will serve a three year term which will expire at the 2012 annual meeting of shareholders and until his successor is duly elected and has qualified. Directors Adams, O’Malley, Pasquerilla, and Slater were elected by the shareholders at the 2006 annual meeting. Edward J. Cernic, Jr. is currently serving as a Class II director, but is not standing for reelection since he has reached the mandatory retirement age of 75 under our bylaws. Nedret Vidinli was appointed by the Board on September 18, 2008. Mr. Vidinli is a Managing Director of FSI Group, LLC. The remaining directors will continue to serve in accordance with their previous election, with the terms of the Class I and Class III directors expiring in 2011 and 2010, respectively.
     Our bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the annual meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of ASRV not less than 90 days nor more than 120 days prior to the annual meeting. Such notice, to the extent known, must contain the following information:
•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of shares of capital stock of ASRV that will be voted;

•	the total number of shares of capital stock of ASRV that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of shares of capital stock of ASRV owned by the notifying shareholder.

     We have not received any notice of nomination for election as a director in connection with this year’s annual meeting. Any nomination that does not comply with the procedures required by the bylaws and any vote cast at the annual meeting for any candidate not duly nominated will be disregarded.
     With respect to the election of directors, each shareholder has the right to vote, for each share of our common stock held by the shareholder, such number of votes as shall be equal to the number of directors to be elected and the shareholder may cast the whole number of votes for one nominee or distribute them among two or more nominees. If a signed proxy contains no direction regarding the distribution of votes, the proxies will have authority to cumulate votes in their discretion, except to the extent that a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes cast at the annual meeting will be elected as Class II directors.
     Except as noted above, shares represented by proxies will be voted for the nominees listed, each of whom is now a director of ASRV and each of whom has expressed his or her willingness to serve, or for any substitute nominee or nominees designated by our board of directors in the event any nominee or nominees become unavailable for election. We have no reason to believe that any of the nominees will not serve if elected.
     The following tables set forth as to each of the nominees for election as a Class II director and as to each of the continuing Class I and Class III directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of ASRV, or an affiliate or predecessor, and other business relationships. There are no family relationships between any of the listed persons.
     The board recommends that you cast your votes FOR the election of the below-named nominees to serve as Class II Directors.
Nominees for Election as
Class II Directors — Term Expires in 2012

			Directorship in
		Director	Other Reporting
Name and Principal Occupation (1)	Age	Since (2)	Companies

J. Michael Adams, Jr.	47	2000	None
Attorney-at-Law, Adams & Foley, LLC

Margaret A. O’Malley	49	1997	None
Attorney-at-Law, Yost & O’Malley

Mark E. Pasquerilla	49	1997	Pennsylvania Real
President, Pasquerilla Enterprises, L.P.			Estate Investment Trust

Thomas C. Slater	66	1980	None
Owner, President & Director, Slater Laboratories, Inc.

Nedret Vidinli	41	2008	First Keystone
Managing Director, FSI Group, Inc.			Financial, Inc.

Continuing Class I Directors — Term Expires in 2011

			Directorship in
		Director	Other Reporting
Name and Principal Occupation (1)	Age	Since (2)	Companies
Allan R. Dennison	62	2005	None
President & Chief Executive Officer, ASRV

James M. Edwards, Sr.	69	1984	None
Retired President & Chief Executive Officer, WJAC, Incorporated

Very Rev. Christian R. Oravec	71	1990	None
Minister Provincial of the Franciscan Friars

Howard M. Picking, III	71	1970	None
Chairman, The Picking Company; Retired Chairman & CEO, Miller-Picking Corporation

Sara A. Sargent	61	1996	None
Owner/President, The Sargent’s Group

Robert L. Wise	65	1986	None
Retired President, Pennsylvania Electric Company, GPU Genco, Inc., GPU International, Inc. and GPU Energy, Inc.
Continuing Class III Directors — Term Expires in 2010

			Directorship in
		Director	Other Reporting
Name and Principal Occupation (1)	Age	Since (2)	Companies
Daniel R. DeVos	66	1991	None
Retired President & CEO, Concurrent Technologies Corporation

James C. Dewar	71	1974	None
President & CEO, Geo. C. Dewar, Inc.; Retired President & CEO, Dewar’s Car World

Bruce E. Duke, III, M.D.	65	1987	None
Surgeon, Conemaugh Health Initiatives

Craig G. Ford	79	2003	None
Non-executive Chairman, AmeriServ Financial, Inc.; Independent consultant to financial institutions

Kim W. Kunkle	54	1984	None
President & CEO, Laurel Holdings, Inc.

(1)	All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years, except Directors Adams, Oravec and Pasquerilla. Director Adams was a partner at Cipriani & Werner from 2002 to 2004. Director Pasquerilla was formerly Chairman, President and CEO of Crown American Realty Trust, which was purchased by Pennsylvania Real Estate Investment Trust. Until July 2004, Director Oravec was the President of St. Francis University, an educational institution with approximately 2,000 students and 400 employees.

(2)	Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank.
Security Ownership of Management
     The following table sets forth information concerning the number of shares of our common stock beneficially owned, as of March 9, 2009, by each present director, nominee for director, and each executive officer named in the Summary Compensation Table appearing below.

Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner (1)	Ownership (2)	of Class

J. Michael Adams, Jr. (3)		*
Edward J. Cernic, Sr.		*
Allan R. Dennison		*
Daniel R. DeVos		*
James C. Dewar		*
Bruce E. Duke, III, M.D.		*
James M. Edwards, Sr.		*
Craig G. Ford		*
Dan L. Hummel		*
Kim W. Kunkle (4)		*
Gary M. McKeown		*
Margaret A. O’Malley (5)
Very Rev. Christian R. Oravec		*
Mark E. Pasquerilla (6)
Howard M. Picking, III (7)		*
Sara A. Sargent		*
Thomas C. Slater		*
Jeffrey A. Stopko		*
Nedret Vidinli(8)
Ronald W. Virag		*
Robert L. Wise		*
Officers, Directors and Nominees for Director as a Group (21 persons)

*	Less than 1%

(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.

(2)	Includes shares of our common stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options that were granted under the 1991 Stock Option Plan and the 2001 Stock Incentive Plan as follows: 60,000, 12,900, 15,000, 15,900, 19,100, and 122,900 held by Messrs. Dennison, Hummel, McKeown, Stopko, Virag and the group, respectively.

(3)	Total number of shares includes J. Michael Adams, Jr. as voting trustee of 23,897 shares of our common stock held by Jerome M. Adams and Elizabeth Adams under a Voting Trust Agreement dated January 31, 2002.

(4)	Includes 19,203 shares held by Laurel Management Retirement Plan, of which Mr. Kunkle is a trustee and 3,000 shares held by Laurel Holdings, Inc., of which Mr. Kunkle is an officer. With respect to each, Mr. Kunkle has voting and investment power.

(5)	Total number of shares includes Margaret A. O’Malley as voting trustee of 105,248 shares of our common stock held by James F. O’Malley and Jean O’Malley under a Voting Trust Agreement dated March 3, 1997.

(6)	Includes 287,150 shares of our common stock held by Crown American Enterprises, Inc., of which Mark E. Pasquerilla is an officer, and ___shares held by the Marenrico Partnership, of which Mr. Pasquerilla is one of the partners.

(7)	Includes 366 shares owned by The Picking Company of which Mr. Picking is Chairman.

(8)	Financial Stocks Capital Partners III L.P. has voting and dispositive power of the 2,180,000 shares deemed to be beneficially owned by Mr. Vidinli. Mr. Vidinli is a managing director of FSI Group, Inc., which is the general partner of Financial Stocks Capital Partners III L.P. Mr. Vidinli disclaims any beneficial ownership of these shares because he does not have voting or dispositive power over these shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely upon our review of the Forms 3 and Forms 4 filed by the beneficial owners of our common stock, we believe all reports required by Section 16(a) of the Exchange Act were filed on time.
Board and Committees
     The board of directors has various standing committees, including an audit committee, an executive committee, an investment/ALCO committee, a management compensation committee, and a nominating committee. Directors are expected to attend meetings of the board, meetings of the committees on which they serve and the ASRV annual meeting. During 2008, the board of directors held 13 meetings, the audit committee held 10 meetings, the executive committee held no meetings, the investment/ALCO committee held 4 meetings, the management compensation committee held 3 meetings, and the nominating committee held 4 meetings. Each director attended at least 75% of the combined total of meetings of the board of directors and of each committee of which he or she was a member. Each director attended ASRV’s 2008 annual meeting except for Robert L. Wise. There were 2 executive sessions of the board of directors excluding management.
     The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting. In addition, from time to time the executive committee is asked to study strategic issues in greater depth than may be practical for the board as a whole. The executive committee is comprised of Directors Pasquerilla (Chair), O’Malley (Vice Chair), Adams, Cernic, Dewar, Ford, Kunkle, Picking and Sargent.
     The audit committee is comprised of Directors Dewar (Chair), O’Malley (Vice Chair), Adams, DeVos, Duke, Ford, Oravec, Picking, Sargent and Wise, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing requirements. Mr. Ford is also designated as the audit committee financial expert, and meets the qualifications to serve as such under the NASDAQ listing standards.

     The audit committee operates under a written charter and is responsible for the appointment, compensation, oversight, and termination of our independent auditors. The committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The committee also assists the board in providing oversight over the integrity of our financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function. The committee also is responsible for, among other things, reporting to our board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the audit committee regularly evaluates the independent auditors’ independence from ASRV and its management, including approving consulting and other legally permitted, non-audit services provided by our auditors and the potential impact of the services on the auditors’ independence. The committee meets periodically with our independent auditors and our internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The committee reviews and discusses with management earnings releases, including the use of pro forma information (if applicable). The committee also discusses with management and the independent auditors the effect of accounting initiatives. The committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.
     The nominating committee is comprised of Directors O’Malley (Chair), Cernic (Vice Chair), Adams, DeVos, Kunkle, Pasquerilla, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The nominating committee operates under a written charter and is responsible for nominating individuals to stand for election as directors at the annual meeting of shareholders, assisting the board in the event of any vacancy on the board by identifying individuals qualified to become board members, recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee. The committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and ASRV and such other criteria as the committee determines to be relevant at the time. The committee has the power to apply these criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by our listing agreement with NASDAQ and all applicable federal laws in connection with this identification process.
     The nominating committee considers potential candidates recommended by its members, management and others, including shareholders. In considering candidates recommended by shareholders, the committee will apply the same criteria it applies in connection with candidates recommended by the nominating committee. Shareholders may propose candidates to the nominating committee by delivering a notice to the nominating committee that contains the information required by Section 1.3 of our bylaws. In addition, shareholders may nominate persons directly for election as directors in accordance with the procedures set forth in Section 1.3 of our bylaws. A notice of any such nomination must contain all required information and must be mailed or delivered to our President not less than 90 days or more than 120 days prior to the annual meeting. The nominating committee did not pay any fee to any third party to search for, identify and/or evaluate the 2009 nominees for directors.
     The investment/ALCO committee is comprised of Directors Slater (Chair), Kunkle (Vice Chair), Dennison, Dewar, Edwards, Ford, Oravec, Pasquerilla, and Picking, and Chief Financial Officer Stopko. This committee is responsible for overseeing our investment policy and monitoring interest rate, liquidity and market risk.

     The management compensation committee is comprised of Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, Cernic, DeVos, Dewar, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The management compensation committee is responsible for reviewing and making recommendations regarding executive compensation and board compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” The committee has the authority to establish the compensation of the principal executive officer and other key executives. The principal executive officer provides input regarding compensation for executive officers other than himself.
     The committee’s procedure for determining director compensation is to benchmark director compensation against compensation paid by peer financial institutions in our market area. The committee also encourages stock ownership by directors by paying the annual retainer amount in our common stock and by facilitating the use of monthly board fees to purchase of additional shares of our common stock.
     The committee’s charter does not permit the committee to delegate its authority. The committee did not retain any compensation consultants with respect to establishing executive or director compensation for 2008.
Compensation Committee Interlocks And Insider Participation
     Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, Cernic, DeVos, Dewar, Picking, Sargent and Slater are excluded from participation in any plan administered by the management compensation committee while serving as a member of such committee, except for participation in the Independent Directors’ Annual Retainer Plan (the committee’s administration of which is limited to coordinating the payment of a predetermined retainer) and the ASRV 2001 Stock Incentive Plan, which was previously approved by shareholders on April 24, 2001.
     None of our executive officers serves as a member of the board of directors or on the compensation committee of any entity that has one or more executive officers serving on our board of directors or management compensation committee.
Compensation Discussion and Analysis
     Introduction. The management compensation committee administers our executive compensation program. The committee, which is composed entirely of independent directors, operates under a written charter and is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including the stock option plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation. The President and Chief Executive Officer participates with respect to decisions concerning other executive officers of ASRV.
     The management compensation committee operates under a charter adopted by the board of directors. The management compensation committee annually reviews the adequacy of its charter and recommends changes to the board for approval. The management compensation committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the board of directors.
     Compensation Philosophy. Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. Toward this end, the management compensation committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:
•	Emphasize the enhancement of shareholder value;

•	Support the acquisition and retention of competent executives;

•	Deliver the total executive compensation package in a cost-effective manner;

•	Reinforce key business objectives;

•	Provide competitive compensation opportunities for competitive results;

•	Encourage management ownership of our common stock; and

•	Comply with applicable regulations.
     The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers the ASRV 2001 Stock Incentive Plan. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.
     The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to ASRV and its subsidiaries. However, the committee does not maintain a specific target percentile with respect to this peer group in determining executive compensation levels. Some national information is used for comparative compensation survey data, but most of the data is taken from a peer group of small-cap bank holding companies in the Northeast. The peer group is periodically revised, and for 2008 compensation decisions the group consisted of the following companies: VIST Financial Corporation, Republic First Bancorp, Inc., ACNB Corporation, Abington Bancorp, Inc., First Chester County Corporation, Bryn Mawr Bank Corp., Orrstown Financial Services, Inc., ESSA Bancorp, CNB Bank, Franklin Financial Service Corporation, and Fox Chase Bank.
     Our executive compensation policy is designed to encourage decisions and actions that have a positive impact on the overall corporate performance. For that reason, participation is focused on executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives.
     ASRV utilizes two components of the executive compensation program to establish and maintain the desired relationship between executive pay and performance.
     The first component, the formal performance appraisal system, relates to annual salary adjustments. Quantitative and qualitative performance factors are established for each executive position and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.
     The second component of ensuring the desired relationship between executive pay and performance relates to the committee’s role in administering the 2001 Stock Incentive Plan and recommending executive discretionary cash incentive/bonus awards. Cash and equity at-risk compensation awards are recommended by the committee to the board of directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of ASRV with due regard for the level of risk assumed by the company.
     The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.
     Components of Compensation. The elements of total compensation paid by ASRV to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:
•	Base salary;

•	Awards under our cash-based incentive compensation program;

•	Awards under our 2001 Stock Incentive Plan;

•	Benefits under our Pension Plan; and

•	Benefits under our health and welfare benefits plans.
     On December 19, 2008, the company sold 21,000 shares of its Series D Preferred Stock to the United States Treasury (the “Treasury”) as part of the Treasury’s Capital Purchase Program. As more fully discussed below, under this program the company is expected to insure that its incentive plans do not encourage unnecessary or excessive risk. Specific guidance as to permissible compensation arrangements is expected but this guidance has not been released by Treasury to date. The management compensation committee expects that it will undertake a comprehensive review of its cash and stock incentive plans in light of this guidance.
1.	Base Salary. The base salaries of the Named Executive Officers are reviewed by the Committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer for calendar years 2007 and 2008 is reported in Column 1 of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

2.	Incentive Cash Compensation. ASRV has an established, written short-term incentive compensation plan that provides for cash awards and the 2001 Stock Incentive Plan that provides for the grant of stock options and restricted stock awards. The cash-based plan is designed to generally reward achievement of short-term performance goals.

3.	Incentive Stock Compensation. We use the grant of stock options and stock awards under our 2001 Stock Incentive Plan as the primary vehicle for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers. The Plan was adopted by the shareholders in 2001 and provides for the grant of qualified and non-qualified stock options to purchase shares of our common stock at a per share exercise price which is not less than 100% of the fair market value of such shares on the date that the option is granted. Accordingly, options granted under the Plan have no value unless the market price of the company’s common stock increases after the date of grant. The plan also provides for the grant of restricted stock awards. The stock incentive plan is designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our shareholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities. We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plan. No stock options were exercised and no stock awards of any kind vested in 2008. Furthermore, no options were granted to any of the

Named Executive Officers in 2008. Information concerning the number of options held by each Named Executive Officer as of December 31, 2008, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appears below.

4.	Pension Plan. ASRV maintains a defined benefit pension plan for the benefit of its employees, including our senior officers. Benefits under the plan are based upon an employee’s years of service and highest average compensation for a five year period. The 2008 increase in the actuarial present value of each Named Executive Officer’s accumulated benefit under the plan is set forth in Column (g) of the Summary Compensation Table which appears below and the actuarial present value of each Named Executive Officer’s accumulated benefit under the Plan and the aggregate number of years of service credited to each Named Executive Officer is set forth in the Pension Benefits Table which appears below. The Committee believes that this plan is designed to promote employee and executive officer retention and to allow ASRV to maintain a competitive position and attract talented officers and employees.

5.	Health and Welfare Benefits. ASRV provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers. The committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the relevant peer groups so as to assure that ASRV is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.
     2008 Executive Officer Compensation. For 2008, the Named Executive Officers received salaries that were intended to maintain their compensation at a competitive level. When the Chief Executive Officer, Mr. Dennison, joined the company in 2004, under the terms of his employment agreement he received a salary of $300,000 without adjustment until calendar year 2008. For 2008, Mr. Dennison received a $35,000 base salary increase effective February 10, 2008. In 2008, adjustments in base salary were extended to the other Named Executive Officers as well. These increases were based upon each Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company.
     ASRV has paid country club dues and provided a car allowance for some of the Named Executive Officers, as shown in the Summary Compensation Table, because it believes that use of such facilities by the Named Executive Officers in the course of their employment (e.g., to visit or entertain ASRV’s customers and potential customers) is in ASRV’s interest and will further its business purposes. The Named Executive Officers are allowed to make personal use of country clubs and cars, which ASRV believes to be appropriate additional compensation in light of competitive standards and the performance of the Named Executive Officers.
     As part of its compensation program ASRV has entered into agreements with Messrs. Dennison, Hummel, McKeown, Stopko and Virag pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these events. ASRV believes that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.

     Restatement of Financial Statements. The committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by ASRV of specified financial goals and it is subsequently determined following a restatement of our financial statements that the specified goals were not in fact achieved. There have been no retroactive adjustments of any cash or equity-based incentive award on such a basis.
     The Impact of Current Treasury Programs and New Federal Legislation on Executive Compensation
     In connection with ASRV’s issuance to the Treasury of its Series D Preferred Stock on December 19, 2008 and the execution of the related Purchase Agreement between the company and the Treasury, ASRV agreed that its compensation, bonus, incentive and other benefit plans, arrangements and agreements, including severance and employment agreements, will comply with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and applicable guidance or regulations issued by the Secretary of the Treasury. Those restrictions include, among other things, limits on compensation to exclude incentives for “senior executive officers,” as defined below, to take unnecessary and excessive risks that threaten the value of ASRV.
     Under the EESA, the applicable executive compensation restrictions apply in 2009 to the compensation of the company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “senior executive officers”), which are the same as our named executive officers identified in this Compensation Discussion and Analysis. In some cases, as a result of the passage of the ARRA discussed below, the executive compensation restrictions may also apply to certain non-executive officers. In addition, in connection with the issuance of our Series D Preferred Stock each of the senior executive officers was required to and did execute a waiver of any claim against the United States or the company for any changes to his compensation or benefits that are required in order to comply with the regulations issued by the Treasury.
     In early February 2009 the Treasury promulgated additional guidelines (the “Treasury Guidelines”) applicable to ASRV concerning executive compensation restrictions.
     On February 17, 2009 the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. The ARRA amended Section 111(b) of the EESA in its entirety. To the extent the ARRA provisions conflict with the Treasury Guidelines we believe the ARRA provisions will take precedence. The ARRA has significant implications on the compensation arrangements of institutions such as ASRV that have sold preferred stock to the Treasury under the Capital Purchase Program. The ARRA directs the Secretary of the Treasury to establish standards and promulgate regulations on executive compensation practices of Capital Purchase Program recipients. It is not clear in some provisions of the ARRA whether the provisions apply upon the ARRA’s enactment into law or whether they will take effect upon the issuance of appropriate guidance and regulations by the Treasury. The ARRA’s restrictions will nevertheless apply to the company, its compensation policies and its executive officers in several ways, including the following:
•	Bonuses and Incentive Compensation: ASRV will generally be prohibited from paying or accruing any bonus, retention award or incentive compensation to its most highly compensated employee. Notwithstanding the foregoing, the ARRA permits bonus payments that are required under a written contract executed on or before February 11, 2009 or if the bonus, retention or incentive compensation is, subject to certain restrictions including vesting and amount awarded, paid in the form of restricted stock that has a value in an amount that is not greater than 1/3 of the total amount of annual compensation of the employee receiving the stock.

•	Golden Parachutes: EESA imposed limitations on the ability of the company to make “golden parachute payments” to the company’s top five senior executive officers. A golden parachute payment was previously defined under EESA as a payment on account of an involuntary departure of the executive officer from the company in an amount equal to or more than three times the last annual salary received by the executive prior to termination. The ARRA expands the application of the golden parachute limitations to also apply the golden parachute payment limitations to the next five most highly compensated employees of the company. The meaning of the term “golden parachute payment” has also been broadened under the ARRA to include any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. The effect of this provision is to suspend certain obligations of the company under its employment agreement with Mr. Dennison and certain other change in control agreements the company has with other officers.

•	Clawbacks: EESA required recipients such as the company to recover any bonus, retention award, or incentive compensation paid to any one of its top five senior executive officers based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. The ARRA expands the “clawback” requirements rule to apply not only to the senior executive officers, but also to the next 20 most highly compensated employees of the company.

•	Anti-Manipulation. The ARRA also prohibits any compensation plan that would encourage manipulation of reported earnings to enhance the compensation of any of the company’s employees.
     The ARRA also affects the following executive compensation policies and practices:
•	The company’s Chief Executive Officer and Chief Financial Officer will be required to provide a written certification to the Securities and Exchange Commission of compliance with the executive compensation restrictions described in EESA, as modified by the ARRA. This certification requirement is not yet effective.

•	The Board must enact a company-wide policy regarding excessive or luxury expenditures. This includes policies on entertainment, events, office and facility renovations, air and other travel and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the normal course of business.

•	For years in which the Treasury owns the company’s Series D Preferred Stock, ASRV may not claim a deduction on compensation paid to a senior executive officer in excess of the $500,000 compensation deduction limit of Section 162(m)(5) of the Code. Moreover, the exception for performance based pay not counting against this limit, contained in Section 162(m), will not be available to the company.

Given the recent enactment of the ARRA and the lack of significant regulatory guidance to date, the management compensation committee continues to evaluate the procedures and policies necessary to implement all of the ARRA’s regulations. Furthermore, the Secretary of the Treasury must review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly compensated employees to determine whether such payments were consistent with the purposes of the EESA and ARRA and in the public interest.

Our Compensation Policies and Risk
     In connection with our participation in the Capital Purchase Program, the management compensation committee of the Board of Directors will undertake to review the company’s compensation programs to assess whether any aspect of the program would encourage any of our executives and other highly compensated employees to take any unnecessary or excessive risks that could threaten the value of ASRV. In this regard, the management compensation committee will meet with the company’s senior risk officers in the first quarter of the current fiscal year to develop a better understanding of the material risks, including reputational risk, which the company currently faces.
     To encourage appropriate decision-making and facilitate the alignment of the interests of our senior executives and certain other employees with those of the company and its shareholders, the compensation committee will evaluate whether our compensation programs provide for appropriate levels of “fixed” and “variable” or “at risk” compensation. As part of this review, the management compensation committee will review several existing incentive cash bonus plans in which our senior executives and employees are eligible to participate to determine whether such incentives create unnecessary or excessive risks. As part of this review we will examine, among other things: the risk and credit criteria, if any, attached to the awards under such plans, the position of the employees eligible to participate, and comparable incentive plans offered by our peers. At the conclusion of this review, the compensation committee may elect to impose additional risk related criteria to the incentive plans, eliminate an incentive plan because of its potential to encourage excessive risk, or may conclude that such incentive plan does not encourage unnecessary or excessive risk by the company’s employees.
     We believe that appropriate mixes of variable compensation between annual cash incentives, stock options, restricted stock, and long-term cash incentives may be required for different sets of our employees given each employees’ position in the organization, our business objectives and comparable compensation packages offered by our competitors. Further, the management compensation committee will analyze whether our compensation programs offer appropriate levels of long-term incentive compensation between service-based and performance-based compensation that is reasonable for the company given our business objectives, the employee’s positions with the company, and the compensation packages offered by our peers to similarly situated employees.
Compensation Committee Report
     The management compensation committee has reviewed and discussed with management the compensation discussion and analysis set forth above. Based on such review and discussions, the management compensation committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2008, filed by us with the Securities and Exchange Commission.
Margaret A. O’Malley, Chair
Mark E. Pasquerilla, Vice Chair
J. Michael Adams, Jr.
Edward J. Cernic, Sr.
Daniel R. DeVos
James C. Dewar
Howard M. Picking, III
Sara A. Sargent
Thomas C. Slater

Compensation Paid to Executive Officers
     The following table sets forth information for the years ended December 31, 2006, 2007 and 2008 concerning the compensation for services in all capacities to ASRV and its subsidiaries of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers (or executive officers of our subsidiaries). We refer to these individuals throughout this proxy statement as the “Named Executive Officers”.
SUMMARY COMPENSATION TABLE

							Changes in
							Pension Value
							and
						Non-Equity	Nonqualified
Name, Age and						Incentive	Deferred	All other
Principal		Salary	Bonus	Stock	Option	Plan	Compensation	Compensation
Position	Year	($)	($)(1)	Awards	Awards	Compensation(1)	Earnings ($)	(2)	Total
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Allan R. Dennison,	2008	331,276	0	0	0	0	67,244	13,030.29	411,550
62, President and	2007	300,000	0	0	0	0	58,835	12,697	371,532
CEO of ASRV and	2006	300,000	25,000	25,000	0	0	51,808	21,255	423,063
AmeriServ Financial Bank

Ronald W. Virag,	2008	155,875	0	0	0	14,218	74,317	10,897	255,307
63, President and	2007	151,375	3,219 (3)	0	0	0	71,195	10,704	236,493
CEO of AmeriServ	2006	145,969	4,092	3,748	0		55,344	9,867	219,020
Trust and Financial Services Company

Jeffrey A. Stopko, 46	2008	145,698	0	0	0	13,289	10,079	419	169,485
Senior Vice	2007	141,498	0	0	0	0	11,872	419	153,789
President and CFO of ASRV	2006	136,444	10,000	10,000	0	0	14,190	264	170,898

Gary M. McKeown, 64	2008	132,900	25,000	0	0	12,286	66,364	17,565	229,115
Senior Vice	2007	123,600	0	0	0	0	45,364	16,617	185,581
President and Chief	2006	120,900	5,004	4,996	0	0	39,293	11,463	181,656
Lending Officer of AmeriServ Financial Bank

Dan L. Hummel, 56	2008	127.350	0	0	0	11,755	28,105	11,207	178,279
Senior Vice	2007	123,600	0	0	0	0	30,871	10,717	165,188
President Retail	2006	120,900	3,752	3,748	0	0	31,277	9,893	169,570
Banking and Marketing of AmeriServ Financial Bank

(1)	Executive incentive plan bonuses were earned and accrued in 2008 but were not paid until 2009.

(2)	Includes (a) premiums we pay for life insurance policies with coverage limits above $50,000 for each of the Named Executive Officers; (b) country club dues for Messrs. Dennison, Hummel, McKeown and Virag; and (c) allowance for personal car use for Messrs. Dennison, Hummel, McKeown, and Virag.

(3)	This amount represents the amount paid to Mr. Virag under the ASRV Trust and Financial Services Company Incentive Plan.
Grants of Plan-Based Awards Table
     ASRV maintains both an incentive cash compensation plan, the 2006 Executive At-Risk Compensation Plan, which is designed to reward the achievement of short-term performance goals, and its 2001 Stock Incentive Plan, which is designed to provide long term incentive opportunities. There were no grants of equity incentive awards to the Named Executive Officers during the year ended December 31, 2008.
     However, under the Executive At-Risk Compensation Plan, Messrs. Virag, Stopko, Hummel and McKeown, earned cash awards in 2008 that were ultimately paid in 2009. Under the terms of the this plan, Mr. Dennison is not eligible to participate. Furthermore, no executive eligible to participate in the plan may receive an award if he or she received less than a “meets expectations” rating on their most recent individual performance appraisal prior to the award.
     Targets for the plan are established annually based upon net income. A pool for bonuses is created by taking 25% of the amount by which the company’s actual annual net income exceeded the net income target. Then, the pool is distributed to the eligible executives based upon a uniform percentage of their salary. For 2008, the bonus pool was $80,000 and each executive eligible under the terms of the plan received a cash bonus equivalent to 9.03% of the executive’s base salary. Since the Executive At-Risk Compensation Plan’s establishment in 2006, 2008 is the first year in which targets have been met and cash awards were earned.
GRANT OF PLAN-BASED AWARDS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008

		Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity
		Equity Incentive Plan Awards			Incentive Plan Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	($)	($)	($)
Allan R. Dennison	—	—	—	—	—	—	—
Ronald W. Virag	2/9/2009	$14,218	—	—	—	—	—
Jeffrey A. Stopko	2/9/2009	$13,289	—	—	—	—	—
Dan L. Hummel	2/9/2009	$11,618	—	—	—	—	—
Gary M. McKeown	2/9/2009	$12,286	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2008. No stock awards are unvested.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity			Number		Plan	Awards:
			Incentive			Of	Market	Awards:	Market or
			Plan			Shares	Value of	Number of	Payout
			Awards:			or Units	Shares	Unearned	Value of
	Number of	Number of	Number of			of	or Units	Shares,	Unearned
	Securities	Securities	Securities			Stock	of Stock	Units or	shares,
	Underlying	Underlying	Underlying			That	that	Other	Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Have	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Allan R. Dennison	60,000	0		6.10	2014	—	—	—	—
Ronald W. Virag	19,100	0		4.86	2010	—	—	—	—
Jeffrey A. Stopko	10,900	0		4.86	2010	—	—	—	—
	5,000	0		5.10	2012
Dan L. Hummel	12,900	0		4.86	2010	—		—	—
Gary M. McKeown	5,000	0		2.31	2012	—	—	—	—
	2,500	0		3.49	2013
	7,500	0		4.50	2013

Option Exercises and Stock Vested
     No stock options were exercised in 2008. Furthermore, no stock awards of any kind vested in 2008. As discussed in the Section below titled “Employment Contracts and Payments Upon Termination or Change in Control”, Mr. Dennison was granted an option to acquire 60,000 shares of our common stock at an exercise price of $6.10 per share, pursuant to his employment agreement that was effective February 10, 2004. The options vested at a rate of one-third per year beginning February 10, 2005. Although all of the options granted to Mr. Dennison pursuant to the agreement were vested as of February 10, 2007, these options remained unexercised as of December 31, 2008.
Pension Benefits
     The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each Named Executive Officer.
PENSION BENEFITS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008

		Number of	Present Value
		Years of	of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit($)(1)	Fiscal Year ($)
Allan R. Dennison	Defined Benefit Plan	5	261,108	0
Ronald W. Virag	Defined Benefit Plan	14	541,743	0
Jeffrey A. Stopko	Defined Benefit Plan	22	105,735	0
Dan L. Hummel	Defined Benefit Plan	15	206,166	0
Gary M. McKeown(2)	Defined Benefit Plan	6	242,752	0

(1)	The present value of accumulated benefits were calculated with the following assumptions. Retirement occurs at age 65. At that time, the participants take a lump sum based on the accrued benefit as of December 31, 2008. The lump sum is calculated using an interest rate of 6.00% and the IRS 2008 applicable mortality table for IRC section 417(e). The lump sum is discounted to December 31, 2008 at a rate of 6.25% per year.

(2)	Mr. McKeown has 6 years of current credited service under the defined benefit plan and 19 years of total credited service under the defined benefit plan. Mr. McKeown was an employee of ASRV from July 8, 1986 to December 31, 1999. He was rehired as a Senior Vice President on October 1, 2002.

     Benefits described in the foregoing table relate to a qualified defined benefit retirement plan. Remuneration for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations) or under a “cafeteria plan” (as defined in Section 125 of the Code and applicable regulations). (Effective for retirements on or after January 1, 1994, annual compensation for plan purposes could not exceed $150,000, plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger “preserved benefits.” Due to the Economic Growth and Tax Relief Reconciliation Act of 2001, the annual compensation limit increased to $200,000, plus any increases indexed to cost of living adjustments.) An employee’s benefit is determined on the basis of Final Average Compensation, which means the average annual compensation received by an employee in five consecutive years out of the last ten years before the employee’s termination of employment for which the average annual compensation is highest.
     Messrs Virag, Hummel and McKeown are eligible for early retirement as of December 31, 2008, because they are at least 55 and have 10 years of credited service. The lump sum early retirement benefit is calculated using an interest rate of 4.93% and the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62. Assuming a December 31, 2008 retirement, the present value of accumulated plan benefits for Messrs. Virag, Hummel, and McKeown are $591,955, $241,716 and $263,180, respectively.
     Retirement benefits under the Plan are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefits are available in actuarially equivalent amounts.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     ASRV does not maintain a nonqualified defined contribution or other plan for Named Executive Officers.
Employment Contracts and Payments Upon Termination or Change in Control
     ASRV enters into employment contracts and change in control agreements with its employees, including the named executive officers, when we determine that an employment agreement is warranted in order to ensure the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where it is determined it is necessary in light of the prior experience of the executive or practices at ASRV with respect to other similarly situated employees.
Mr. Dennison’s Employment Agreement
     ASRV entered into an employment agreement with Mr. Dennison, dated as of January 16, 2004, which was amended in January 2008 and again in October 2008. Mr. Dennison’s agreement has a term through February 9, 2009, and, unless terminated as set forth therein or unless one party provides written notice to the other of its intent not to extend the term, the agreement is automatically extended for an additional term of one year.
     On January 27, 2009, Mr. Dennison announced his intention to retire upon the completion of the search for his successor. The board has retained a professional executive search firm to assist them in identifying Dennison’s successor. No effective date for Mr. Dennison’s retirement has been determined. Therefore, his employment agreement currently remains in effect.

     The agreement provides for base salary of $300,000, which the Board may increase in its discretion. For 2008, the Board raised Mr. Dennison’s base salary to $335,000. This was Mr. Dennison’s first increase since his
     In addition, the agreement provides, among other things, that Mr. Dennison has the right to:
•	Participate in the bonus programs that ASRV maintains for ASRV executive officers of similar rank (subject to recovery or “clawback” if such bonuses were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria);

•	Participate in ASRV’s insurance, vacation, pension, and other fringe benefit programs;

•	Participate in ASRV’s executive benefit programs at benefit levels comparable to his peer executive officers;

•	Receive an ASRV-provided vehicle for business use (and ancillary personal use);

•	Receive payment of certain relocation expenses as a result of a business-related move during calendar year 2004; and

•	Receive payment of the initiation fees and dues to be a member of a country club and reimbursement for all ordinary, necessary, and reasonable business-related expenses incurred by him on ASRV business at such country club.
     If ASRV terminates Mr. Dennison’s employment without cause (other than as a result of notice by ASRV of its intention not to renew the agreement) and no change in control occurred at the date of such termination, he will become entitled to the following upon his execution of a release agreement:
•	A lump sum cash payment equal to the present value of continued payments of current base salary through the end of a period of 24 months; and

•	A lump sum cash payment equal to the present value of continuation, for two years, of certain welfare benefits in effect immediately prior to such termination.
     In the event that Mr. Dennison resigns for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice) or ASRV terminates his employment without cause, on or after a change in control, he will become entitled to the following severance benefits under his employment agreement:
•	Within 30 days following termination, a lump sum cash payment equal to the present value of 2.99 times the sum of the average annualized base salary and bonuses paid to Mr. Dennison during the immediately preceding three calendar years;

•	Three additional years of service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment; and

•	Continuation, for three years, of certain welfare benefits in effect during the immediately preceding three calendar years (or a lump sum tax-effected payment in lieu thereof, if continued participation in such benefits is not permitted because he is no longer an employee).

     In the event Mr. Dennison suffers a total and permanent disability (i.e., a mental or physical disability, illness or incapacity of Mr. Dennison which renders him unable to perform a substantial portion of his duties for a period of three consecutive months or an aggregate period of six months in any 18-month period or that renders Mr. Dennison unable to earn a livelihood as an employee of a comparable business), ASRV will continue his salary for up to 90 days, with such salary reduced by any amounts payable under a disability insurance plan.
     In the event Mr. Dennison terminates employment for any reason other than cause, he will receive health insurance coverage (consistent with the coverage he is entitled immediately prior to the time of such termination) until age 65.
     Mr. Dennison’s agreement generally defines the term “change in control” as the occurrence of any of the following:
•	Any “person” or “group” which is not an affiliate of ASRV (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 50% or more of the combined voting power of ASRV’s securities then outstanding; or

•	There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity which is not an affiliate of ASRV in which ASRV’s shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person which is not an affiliate of ASRV.
     Mr. Dennison’s employment agreement generally defines the term “good reason” as the occurrence of any of the following events:
•	A reduction in title, responsibilities, including reporting responsibilities, or authority;

•	Assignment of duties inconsistent with Mr. Dennison’s office;

•	A material reduction in annual base salary;

•	A termination of participation, on substantially similar terms, in any incentive compensation or bonus plans, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits;

•	A failure to provide benefits at least as favorable as those enjoyed by Mr. Dennison and his dependents under any pension, life insurance, medical, health and accident, disability or other employee plans immediately prior to a change in control, or any action that would materially reduce any of such benefits, unless such reduction relates to a reduction in benefits applicable to all employees generally; or

•	A breach of any provision of Mr. Dennison’s agreement by ASRV.
     Finally, Mr. Dennison’s employment agreement generally defines the term “cause” as:
•	Death or total and permanent disability (as defined above);

•	A material breach of Mr. Dennison’s agreement by Mr. Dennison;

•	The commission of any act involving dishonesty or fraud or conduct tending to bring ASRV into public disgrace or disrepute in any respect, including but not limited to acts of dishonesty or fraud, commission of a felony or a crime of moral turpitude;

•	Gross negligence or willful misconduct or the continuing and unreasonable refusal to substantially perform duties as specifically directed by the Board of Directors; or

•	Addiction to drugs or alcohol if treatment is refused or not completed within 12 months.
Change in Control Agreements
     ASRV has entered into a form of change in control agreement with Messrs. Virag, Stopko, Hummel, and McKeown. The initial term of the agreement is for three years and the agreement annually renews for a term ending three years from each annual anniversary date, unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew the employment agreement. Under the agreement, if ASRV or a successor terminates any of Messrs. Virag, Stopko, Hummel, or McKeown without cause, or if any of Messrs. Virag, Stopko, Hummel, or McKeown terminates employment for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice) following a change in control, they will be entitled to certain severance benefits; provided that they execute a release agreement. The severance benefits under the agreement consist of the following:
•	A lump-sum payment, within 30 days following termination, equal to two times the sum of average base salary and bonuses for the five immediately preceding calendar years;

•	Two additional years of service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment;

•	Continuation, for a period of two years, of all health and medical insurance benefits in effect during the immediately preceding three calendar years (or, to the extent such benefits cannot be provided under a plan because he is no longer an employee, a lump-sum payment equal to the after-tax cost of obtaining such benefits); and

•	All unvested stock options will become immediately vested, and such options will be exercisable at any time prior to the earlier of the expiration date of such options or the date which is 90 days after termination.
     In the event any of Messrs. Virag, Stopko, Hummel, or McKeown becomes entitled to receive the severance benefits under the agreement, they will be subject to a covenant not to compete and an agreement not to solicit ASRV’s customers or employees for 24 months following termination of employment.
     The agreement generally defines the term “change in control” as the occurrence of any of the following:
•	Any “person” or “group” (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 24.99% or more of the combined voting power of ASRV’s securities then outstanding;

•	There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity in which ASRV shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person; or

•	There occurs a contested proxy solicitation or solicitations of ASRV’s shareholders which results in the contesting party or parties obtaining the ability to elect a majority of the members of the Board of Directors standing for election at one or more meetings of ASRV’s shareholders.
     The agreement generally defines the term “cause” as:
•	Material breach of any provision of the agreement, which is not cured within 30 days;

•	Willful misconduct that is materially inimical to the best interests, monetary or otherwise, of ASRV;

•	Conviction, or the entering of a plea of guilty or nolo contendere, of a felony or of any crime involving moral turpitude, fraud or deceit; or

•	Adjudication as a bankrupt under the United States Bankruptcy Code.
     In connection with the agreement, in general, the term “good reason” has the same meaning as in Mr. Dennison’s agreement, described above.
     The table below summarizes the payments Mr. Dennison and the other Named Executive Officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2008.(1)

				After Change in
				Control -
			Absent Change in	Involuntary
			Control -	Termination Not For
			Involuntary	Cause OR Voluntary
			Termination Not For	Termination For
		Disability (4)	Cause (2)	Good Reason (2)(4)
Allan R. Dennison	Cash Severance	$75,000	$589,992	$923,585
	Additional service credit under pension plan (5)	$0	$0	$156,665
	Welfare benefits continuation (3)(6)	$0	$29,500	$43,895
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	($187,646)

	Total	$75,000	$619,492	$936,500

Ronald W. Virag	Cash Severance	$0	$0	$303,192
	Additional service credit under pension plan (5)	$0	$0	$151,253
	Welfare benefits continuation (3)	$0	$0	$29,500
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	($39,344)

	Total	$0	$0	$444,600

Jeffrey A. Stopko	Cash Severance	$0	$0	$276,329
	Additional service credit under pension plan (5)	$0	$0	$19,691
	Welfare benefits continuation (3)	$0	$0	$29,500
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0

	Total	$0	$0	$325,519

				After Change in
				Control -
			Absent Change in	Involuntary
			Control -	Termination Not For
			Involuntary	Cause OR Voluntary
			Termination Not For	Termination For
		Disability (4)	Cause (2)	Good Reason (2)(4)
Dan L. Hummel	Cash Severance	$0	$0	$238,616
	Additional service credit under pension plan (5)	$0	$0	$54,997
	Welfare benefits continuation (3)	$0	$0	$29,500
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0

	Total	$0	$0	$323,113

Gary M. McKeown	Cash Severance	$0	$0	$239,700
	Additional service credit under pension plan (5)	$0	$0	$142,372
	Welfare benefits continuation (3)	$0	$0	$29,500
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	($80,206)

	Total	$0	$0	$331,366

(1)	On December 19, 2008, we sold preferred stock to the Treasury under the Capital Purchase Program. As a result, pursuant to Section 111 of the EESA, we are prohibited from making any payments to our Named Executive Officer and any of our next five most highly compensated employees for a separation from service (except for payments for services performed or benefits accrued) during the period in which any obligation arising from such sale remains outstanding. Accordingly, as of December 31, 2008, we would be prohibited from making many, if not all, of the payments set forth in the above table.

(2)	For base salary, bonus and medical continuation payment calculation, and time and form of such payments, see “Employment Contracts and Payments Upon Termination or Change in Control.”

(3)	Calculated as the present value of $15,000 per year. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(4)	All equity awards were vested as of December 31, 2008.

(5)	In the event of a change in control, Mr. Dennison’s employment contract calls for him to receive a benefit as if he continued in our pension plan for an additional three years after his termination. Messrs. Virag, Stopko, Hummel, and McKeown will receive a benefit as if they continued in our pension plan for an additional two years. The payments are discounted using an interest rate of 6.00% and are calculated using the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62.

Compensation of Directors
     The following table sets forth information concerning compensation paid or accrued by ASRV and the Bank to each member of the board of directors during the year ended December 31, 2008.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
	Fees Earned or	Stock	Option		Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards		Compensation	Compensation	Compensation
Name	($)	($)	($)		($)	Earnings	($)	Total
J. Michael Adams, Jr.(1)	—	23,949	—		—	—	—	23,949
Edward J. Cernic, Sr.(1)	—	29,349	—		—	—	—	29,349
Daniel R. DeVos(2)	36,011	5,999	—		—	—	—	42,010
James C. Dewar	16,150	5,999	—		—	—	—	22,149
Bruce E. Duke, III, M.D.(1)	—	16,199	—		—	—	—	16,199
James M. Edwards, Sr.	10,250	5,999	—		—	—	—	16,249
Craig G. Ford	56,000	5,999		(3)	—	—	—	61,999
Kim W. Kunkle	21,100	5,999	—		—	—	—	27,099
Margaret A. O’Malley	12,250	5,999	—		—	—	—	18,249
Very Rev. Christian R. Oravec	12,800	5,999	—		—	—	—	18,799
Mark E. Pasquerilla	19,050	5,999	—		—	—	—	25,049
Howard M. Picking, III	16,550	5,999	—		—	—	—	22,549
Sara A. Sargent(1)	—	27,799	—		—	—	—	27,799
Thomas C. Slater	23,050	5,999	—		—	—	—	29,049
Nedret Vidinli	4,250	—	—		—	—	—	4,250
Robert L. Wise(1)	—	23,149	—		—	—	—	23,149

(1)	All non-employee directors receive an annual retainer of $6,000 payable in shares of our common stock. Board meeting and committee meeting attendance fees are paid in cash. However, Messrs Adams, Cernic, Duke, Sargent and Wise have directed ASRV to apply all board fees that would otherwise be received in cash to the purchase of shares of our common stock.

(2)	Director DeVos has elected to defer all board fees that would otherwise be received in cash.

(3)	On March 20, 2008, the compensation committee authorized the grant of 20,000 stock options to Mr. Ford as additional directors fees. These options have an exercise price of $2.85 per share and vest at a rate of 1/3 per year commencing on the first anniversary of the grant date. The value of these options in the table equals the dollar amount recognized for 2008 financial statement reporting purposes with respect to these options in accordance with Statement of Financial Accounting Standards 123R.
     Executive officers who are directors or members of committees of the board of directors of ASRV or any of our subsidiaries receive no compensation for serving in such positions. In 2008, each non-employee director received a retainer of $6,000 payable in shares of our common stock with the exception of Nedret Vidinli who became a director in September 2008 and received a prorated retainer in the amount $2,000 in cash. In 2008, all ASRV and Bank board meetings were held jointly, but with separate agendas and minutes.

Directors were paid a fee of $450 for their attendance at each joint ASRV and Bank board meeting. Directors were paid a fee of $400 for their attendance at certain committee meetings of the ASRV board of directors. However, directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose, such as the audit committee’s review of quarterly earnings releases. Beginning in April of 2004, Mr. Craig Ford assumed the position of non-executive Chairman of ASRV and he received a monthly retainer of $4,000 through April 2008. Beginning in May 2008, his monthly retainer was increased to $5,000 for his services in that capacity.
     Certain non-employee directors of ASRV also are directors of the Bank and directors of AmeriServ Trust and Financial Services Company (the “Trust Company”). Directors serving on the board of directors of the Trust Company were compensated for their services by the payment of a fee of $450 for each board of directors meeting attended. A fee of $400 was paid for certain Bank and certain Trust Company committee meetings attended, but directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose.
MATTER NO. 2
AN AMENDMENT TO OUR ARTICLES OF INCORPORATION LOWERING
THE PAR VALUE OF OUR COMMON STOCK TO $0.01
     The board of directors has unanimously voted in favor of decreasing the par value of ASRV’s common stock from $2.50 to $0.01. As of March 9, 2009, our common stock was trading below our current par value at $            per share, and therefore is “underwater”. At the Annual Meeting, the stockholders will be asked to approve an amendment to our Articles of Incorporation to lower the par value of our common stock from $2.50 to $0.01 per share. Under the proposed amendment, the first sentence Article 5 of our Articles of Incorporation will be amended and restated as follows:
     “5. The aggregate number of shares which the corporation shall have authority to issue is:
2,000,000 shares of preferred stock, without par value, and
30,000,000 shares of common stock with the par value of $0.01 per share.
     As a result of the decrease in par value, the balance attributable to our common stock on our balance sheet will be reduced from its present amount with a corresponding increase to our additional paid-in capital account, resulting in no change in the aggregate amount of our shareholders’ equity. This change will not decrease the market value of your shares or change any rights and privileges you have as a shareholder of ASRV.
     The board recommends that you cast your votes FOR the above amendment to our Articles of Incorporation.

MATTER NO. 3
RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
     On September 18, 2008, the audit committee of the Board of Directors of AmeriServ Financial, Inc. extended the engagement of S.R. Snodgrass AC to provide audit, tax, SAS 70 and benefit plan audit services for the years ending on December 31, 2009, 2010 and 2011.
     Although an action by shareholders is not required by law in the appointment of independent accountants, our board of directors considers this selection to be an important one and is therefore submitting the selection of S.R. Snodgrass AC for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the audit committee.
     S.R. Snodgrass, AC (“Snodgrass”) has audited our consolidated financial statements as of and for the year ended December 31, 2008. The report on those consolidated financial statements appears in the Annual Report to Shareholders. Representatives of Snodgrass are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Audit Fees
     The following table sets forth the aggregate fees billed to us by S.R. Snodgrass AC for the fiscal years ended December 31, 2007 and December 31, 2008.

	2008	2007
Audit Fees	$204,559	$192,975
Audit-Related Fees	57,948	54,678
Tax Fees	24,335	24,000
All Other Fees	28,745	0
     “Audit Fees” includes fees for audit services associated with the annual core audit and expenses associated with on-going compliance with the Sarbanes-Oxley Act of 2002. This category also includes fees associated with the quarterly reviews of Form 10-Q.
     “Audit-Related Fees” includes fees associated with the SAS 70 Report issued by AmeriServ Trust & Financial Services Company as well as expenses associated with the audit of the 401(k) profit sharing plan.
     “Tax Fees” includes tax preparation, tax compliance and tax advice.
     “All Other Fees” include an information technology network security assessment.
     The audit committee’s Pre-Approval Policy is available on AmeriServ’s website at www.ameriservfinancial.com, by following the links to “Investor Relations” and “Corporate Governance”.

     The audit committee pre-approves all audit and legally permissible non-audit services provided by the independent auditors in accordance with the pre-approval policies and procedures adopted by the Committee at its September 18, 2008 meeting. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approved services include pre-approval of non-prohibited services for a limited dollar amount. A list of the prohibited non-audit services as defined by the Securities and Exchange Commission (SEC) is attached to the pre-approval policy. The SEC’s rule and relevant guidance will be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.
     The pre-approval fee levels for all services to be provided by Snodgrass are established annually by the audit committee. Any proposed services exceeding these levels will require specific pre-approval by the audit committee. The approved pre-approval fee level for audit services for fiscal year 2008 was $10,000.
     The audit committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the audit committee at the next scheduled meeting. All services performed by Snodgrass in 2008 were pre-approved in accordance with the pre-approval policy.
     The board recommends that you cast your votes FOR the ratification of the appointment of S.R. Snodgrass AC as our independent public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2009, 2010 and 2011.
AUDIT COMMITTEE REPORT
     The audit committee of AmeriServ Financial, Inc.’s Board of Directors (the “Committee”) operates under a written charter that specifies the Committee’s duties and responsibilities. This charter is available on AmeriServ’s website at www.ameriservfinancial.com by following the links to “Investor Relations” and “Corporate Governance”.
     The audit committee oversees AmeriServ Financial, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
     The audit committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of AmeriServ’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The audit committee has received the written disclosures and the letter from the Independent Auditor required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. When necessary, the audit committee has considered the compatibility of non-audit services with the auditor’s independence.
     The audit committee discussed with ASRV’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The audit committee met with the internal auditors and Independent

Auditor to discuss the results of their audits and examinations, their evaluations of AmeriServ’s internal controls and the overall quality of AmeriServ’s financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee,
James C. Dewar (Chair)
Margaret A. O’Malley (Vice Chair)
J. Michael Adams, Jr.
Daniel R. DeVos
Bruce E. Duke, III, M.D.
Craig G. Ford
Very Rev, Christian R. Oravec
Howard M. Picking, III
Sara A. Sargent
Robert L. Wise
MATTER NO. 4
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     As described above in the “Compensation Discussion and Analysis” section and the compensation tables of this statement, ASRV’s compensation programs are designed to:
•	align the interests of our executive officers with the long-term interests of our shareholders;

•	create a culture that rewards the superior performance of our executive officers through the attainment of specified performance objectives and targets; and

•	attract, motivate, and retain the highest level of executive talent and experience for the benefit of our shareholders.
     In connection with our participation in the Treasury’s Capital Purchase Plan, we are required to submit a proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder of ASRV an opportunity to endorse or not endorse our executive compensation programs and polices through the following resolution:
     “RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

     Because your vote is advisory, it will not be binding upon the Board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation programs and arrangements.
     Opponents of “Say-on-Pay” proposals have suggested that the impact on shareholder value of these proposals remains unproven because shareholders currently, for example, have the right to approve certain compensation plans, such as stock option plans. Furthermore, the non-binding nature of these proposals may have a weaker impact on corporate governance and compensation programs than other corporate governance measures and shareholder actions currently available to shareholders, such as shareholders reflecting their confidence or lack of confidence in the compensation committee’s work through the election of directors.
     Therefore, we can not assess what measurable impact, if any, this proposal will have in the creation of shareholder value or improving our corporate governance, in light of the corporate governance standards we currently have in place.
     We believe that both ASRV and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.
The board of directors recommends that the shareholders vote “FOR” this proposal.
Corporate Governance Documents
     A copy of our Code of Ethics and Legal Code of Conduct, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the charters of our audit committee, nominating committee, and management compensation committee are available on our website under Investor Relations at www.ameriservfinancial.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, by e-mail at info@ameriservfinancial.com or by calling Investor Relations at (814) 533-5310.
FINANCIAL INFORMATION
     Requests for printed financial material (including our annual reports, Forms 10-K, 10-Q and Call Reports) should be directed to Jeffrey A. Stopko, Senior Vice President and Chief Financial Officer, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, telephone (814) 533-5310.
DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES
Director Independence
     The board of directors of ASRV undertakes a formal review of director independence semi-annually. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. As part of this question and answer session, each director is asked to confirm that there are no facts or circumstances with respect to the director that would be in conflict with the NASDAQ listing standards regarding independence or that would otherwise compromise the director’s independence. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions. Based upon these reviews, the board of directors has determined that all directors are independent, other than Mr. Dennison, the current President and Chief Executive Officer. In making this determination, the board considered a number of specific relationships between directors and ASRV as follows:
•	Director Sargent operates an employment service that periodically provides ASRV with temporary employees. The board determined that the amount of fees paid by the company to the Sargent Group was not material to the company or the Sargent Group.

•	Director Pasquerilla owns the Holiday Inn Downtown, in Johnstown, Pennsylvania. ASRV periodically holds off-site meetings at the Holiday Inn, including the annual meeting. In addition, the Holiday Inn provides catering services to ASRV from time to time. The board determined that the amount paid by the company to the Holiday Inn was not material to the company or the Holiday Inn.

•	Director Kunkle is the owner of Laurel Holdings, Inc. Among other things, Laurel operates a company that provides janitorial services to ASRV. In 2008, ASRV paid Laurel the sum of approximately $280,000 for these services. The amount paid represents less than five percent of Laurel’s consolidated revenues. Accordingly, the board concluded that the existence of this relationship did not impair Mr. Kunkle’s independence.
Transactions With Related Parties
     Certain directors, nominees, and executive officers or their associates were customers of and had transactions with ASRV or its subsidiaries during 2008. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features, except as described below. All transactions, products or services provided to the directors, nominees, executive officers, or their associates by ASRV or its subsidiaries are on substantially the same terms and conditions that those directors, nominees, executive officer, or their associates could receive elsewhere.
     As of the year ended December 31, 2008, Director Cernic through his affiliated businesses has outstanding unpaid term loans and lines of credit with an average interest rate of ___% with AmeriServ Financial Bank. These five term loans and two lines of credit were downgraded to a criticized asset category. During the 2008 fiscal year, $                     in interest payments were made on the loan and the highest amount aggregate principal owed on these loans was $1,794,724. As of March 9, 2009, $                     in aggregate principal remains on the loan. Payments on these loans are made as required under the loan agreements and we expect these loans will be repaid in the normal course of business.
Review, Approval or Ratification of Transactions with Related Persons
     Our audit committee charter requires that the audit committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations. ASRV also reviews the independence of directors semi-annually. During this process, related party transactions are disclosed to all board members.

OTHER MATTERS
     The board of directors knows of no other matters to be presented at the annual meeting. If, however, any other business should properly come before the annual meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.
SHAREHOLDER COMMUNICATIONS
     Shareholders and other interested parties who desire to communicate directly with our independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.
     Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our audit committee in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     Any shareholder desiring to present a proposal to be considered at the 2010 annual meeting of shareholders should submit the proposal in writing to: Chairman, AmeriServ Financial, Inc., Executive Offices, P.O. Box 430, Johnstown, Pennsylvania 15907-0430 no later than November 17, 2009.

By Order of the Board of Directors

Sharon M. Callihan
Corporate Secretary

March 23, 2009

PROXY
AMERISERV FINANCIAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
The undersigned shareholder(s) of AMERISERV FINANCIAL, INC., Johnstown, Pennsylvania do(es) hereby appoint Harry Marrow and Barry Gilchrist, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on March 9, 2009, at the annual meeting of its Shareholders to be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, PA 15901-2996, on Tuesday, April 28, 2009, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.
This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Your vote is important. Please vote immediately.
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMERISERV FINANCIAL, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717
If you vote over the Internet or by telephone, please do not mail your card.
AMERISERV FINANCIAL, INC.
IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN
FAVOR OF ITEM 1.

1.	Election of Class II Directors for Terms Expiring 2012

	Nominees:	(01) J. Michael Adams, Jr.
(02) Margaret A. O’Malley
(03) Mark E. Pasquerilla
(04) Thomas C. Slater
(05) Nedret Vidinli

For All	Withhold For All	For All Except	To withhold authority to vote for
any individual nominee, mark “For
All Except” and write the
nominee’s name on the line below.

☐	☐	☐

2. The approval of an amendment to our Articles of Incorporation lowering the par value of our common stock to $0.01.

For	Against	Abstain
☐	☐	☐
3. The ratification of the appointment of S.R. Snodgrass AC as our independent public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2009, 2010 and 2011.

For	Against	Abstain
☐	☐	☐
4. An advisory (non-binding) vote on executive compensation.

For	Against	Abstain
☐	☐	☐
5. In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.
Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 23, 2009.
Please sign and return your proxy card promptly in the enclosed addressed envelope.
Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.

For address change, please check this box and write the correct address on the back where indicated     ☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No